Exhibit 99.1

For Immediate Release	Contact:	Susan M. Mesco
NPS Pharmaceuticals, Inc. (908)450-5516 smesco@npsp.com

NPS Pharmaceuticals Announces Closing of Public Offering of Common Stock

BEDMINSTER, N.J., April 19, 2011 (BUSINESS WIRE) — NPS Pharmaceuticals, Inc. (“NPS”) (NASDAQ: NPSP) today announced the completion of its underwritten public offering of 12,650,000 shares of its common stock, which included 1,650,000 shares sold pursuant to the full exercise of an option granted to the underwriters to purchase additional shares.  NPS expects that its net proceeds from the offering will be approximately $107 million after deducting underwriting discounts and commissions and other offering expenses.

Citi and Leerink Swann LLC acted as joint book-running managers.  Canaccord Genuity Inc. and Needham & Company, LLC are senior co-managers and Brean Murray, Carret & Co., Summer Street Research Partners and ThinkEquity LLC were co-managers for the offering.

The securities described above were offered by NPS pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”) on November 10, 2010.

A final prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov.  Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained by sending a request to the offices of Citi at Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone number (800) 831-9146 or email at batprospectusdept@citi.com or to Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, telephone number (800) 808-7525, Ext. 4814.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About NPS Pharmaceuticals

NPS Pharmaceuticals is an outsourcing-based development company focused on bringing biopharmaceuticals to patients with rare disorders and few, if any, therapeutic options.  The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in short bowel syndrome (SBS) and NPSP558 (parathyroid hormone (1-84) [rDNA origin] injection) in hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

This press release contains forward-looking statements which reflect the Company’s current expectations regarding future events, including statements concerning the Company’s expectations related to the closing of the Company’s offering of common stock. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control, including risks and uncertainties relating to the completion of the contemplated offering of common stock. Actual events could differ materially from those projected herein and are subject to a number of risks and uncertainties. For additional disclosure regarding these and other risks faced by NPS Pharmaceuticals, Inc., see the disclosure contained in its public filings in the U.S. with the Securities and Exchange Commission (SEC), available on the SEC’s website at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, the Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events, or circumstances or otherwise.

###